As filed with the Securities and Exchange Commission on May 30, 2001
                                           Registration No. 333-
                                                                ---------

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               M.S. CARRIERS, INC.
            (Exact name of registrant as specified in its charter)

            Tennessee                                  62-1014070
 (State or other jurisdiction of                    (IRS Employer
 incorporation or organization)                Identification Number)

                              3171 Directors Row
                           Memphis, Tennessee 38131
                               (901) 332-2500
                    (Address of Principal Executive Offices)

                            1993 Stock Option Plan
                            1996 Stock Option Plan
                           (Full title of the plan)

                              ------------------

                          Michael S. Starnes, President
                               M.S. Carriers, Inc.
                              3171 Directors Row
                           Memphis, Tennessee 38131
                    (Name and address of agent for service)

                               (901) 332-2500
        (Telephone number, including area code, of agent for service)

                              ------------------

                                  Copy to:

                             Robert E. Orians, Esq.
                       Martin, Tate, Morrow & Marston, P.C.
                         22 N. Front Street, Suite 1100
                            Memphis, Tennessee 38103
                                 (901) 522-9000

                       CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------

                                          PROPOSED     PROPOSED
                                          MAXIMUM      MAXIMUM
                          AMOUNT          OFFERING    AGGREGATE   AMOUNT OF
TITLE OF SECURITIES TO    TO BE           PRICE PER    OFFERING   REGISTRATION
 BE REGISTERED            REGISTERED (1)  SHARE (2)    PRICE (2)    FEE
-----------------------------------------------------------------------------

Common Stock, $0.01 par
value issuable under:

 1993 Stock Option Plan       500,000       $30.60(3)   $15,300,000 $  3,825
 1996 Stock Option Plan     1,500,000       $30.60(3)    45,900,000   11,475

 Total                      2,000,000                   $61,200,000 $ 15,300

=============================================================================

(1) This Registration Statement shall also cover any additional shares of common stock that become issuable under any of the referenced plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant's outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) Computed in accordance with Rule 457(h) and Rule 457(c) of the Securities Act of 1933, as amended. Such computation is based on the average of the high and low prices of the Registrant's Common Stock as reported on The Nasdaq National Market on May 29, 2001.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING IN ACCORDANCE
          WITH RULE 462 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                     1
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                                  PART II


                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Document by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information filed with the Securities and Exchange Commission (the "Commission"):

1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on March 30, 2001 (File No. 000-14781);

2. The Registrant's Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, filed with the Commission on April 30, 2001 (File No. 000-14781);

3. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the Commission on May 9, 2001 (File No. 000-14781); and

4. The description of the Registrant's Common Stock as set forth in the Registration Statement on Form S-3 (Registration No. 33-63280) filed with the Commission on May 25, 1993, including any amendments or reports filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

Not applicable.


Item 5.  Interests of Named Experts And Counsel.

Not applicable.


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Item 6.  Indemnification of Directors And Officers.

Under Section 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. The Registrant's Restated Charter and Amended and Restated Bylaws provide for mandatory indemnification of its directors, officers and employees to the fullest extent permissible under Tennessee law.

The Registrant's Restated Charter provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Tennessee law. Pursuant to Tennessee law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its shareholders; however, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, and for payments or distributions to shareholders that are unlawful under Tennessee law. The Registrant maintains a policy of directors' and officers' liability insurance that insures its directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

The above discussion of the Registrant's Restated Charter and Amended and Restated Bylaws and of Tennessee law is not intended to be exhaustive and is qualified in its entirety by such Restated Charter, Amended and Restated Bylaws and statutes.


Item 7.  Exemption from Registration Claimed.

Not applicable.


Item 8.  Exhibits.

         Exhibit No.            Description
         -----------            -----------
         4.1                    1993 Stock Option Plan (1).

         4.2                    1996 Stock Option Plan (2).

         5.1                    Opinion of Martin, Tate, Morrow & Marston,
                                P.C.

         23.1                   Consent of Ernst & Young LLP.

         23.2 Consent of Martin, Tate, Morrow & Marston, P.C. (included in Exhibit 5.1).

(1) Incorporated by reference from exhibits to the Registrant's Registration Statement on Form S-3 (Registration No. 33-63280).

(2) Incorporated by reference from exhibits to the Registrant's Proxy Statement dated April 4, 1996.


                                        3
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Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                 iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the

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Securities Exchange Act of 1934) that is incorporated by reference in the
Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.




                                       5

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                               SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on May 30, 2001.


                                  M.S. CARRIERS, INC.


                                  By: \s\ Michael S. Starnes
                                      ----------------------
                                      Michael S. Starnes
                                      President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.



\s\ Michael S. Starnes       Chairman of the Board, President,   May 30, 2001
--------------------------   Chief Executive Officer and              Date
Michael S. Starnes           Director



\s\ James W. Welch           Senior Vice President -             May 30, 2001
--------------------------   Marketing and Director                   Date
James W. Welch

\s\ M.J. Barrow              Senior Vice President -             May 30, 2001
--------------------------   Finance and Administration,              Date
M.J. Barrow                  Secretary-Treasurer and Director


\s\ Pierce Crockett          Controller                          May 30, 2001
--------------------------                                            Date
Pierce Crockett


\s\ Jack H. Morris, III      Director                            May 30, 2001
--------------------------                                            Date
Jack H. Morris, III


                             Director
--------------------------                                            Date
Morris H. Fair


                             Director
--------------------------                                            Date
Edward A. Labry, III
                                        6
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
                              EXHIBIT INDEX


Exhibit No.            Description
-----------            -----------
4.1                    1993 Stock Option Plan (1).

4.2                    1996 Stock Option Plan (2).

5.1                    Opinion of Martin, Tate, Morrow & Marston, P.C.

23.1                   Consent of Ernst & Young LLP.

23.2                   Consent of Martin, Tate, Morrow & Marston, P.C.
                       (included in Exhibit 5.1).

(1) Incorporated by reference from exhibits to the Registrant's Registration Statement on Form S-3 (Registration No. 33-63280).

(2) Incorporated by reference from exhibits to the Registrant's Proxy Statement dated April 4, 1996.
















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